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                                                                       EXHIBIT 5

                                 [WENDY'S LOGO]

                                 August 1, 1997

Board of Directors
Wendy's International, Inc.
4288 West Dublin-Granville Rd.
Dublin, OH 43017

Ladies and Gentlemen:

        I am familiar with the proceedings taken and proposed to be taken by Wendy's International, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale by the Company of up to 600,000 of its common shares, without par value (the "Common Shares"), pursuant to the WeShare Stock Option Plan (the "Plan").

        I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by the Company with the Securities and Exchange Commission for the registration of the sale of such Common Shares under the Securities Act of 1933, as amended, and such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

        Based upon the foregoing, I am of the opinion that the Company is a duly incorporated and legally existing corporation under the laws of the State of Ohio. I am also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that when the Common Shares to be issued and sold by the Company have been delivered by the Company against payment of the purchase price therefor, as specified in the Plan, said Common Shares will be validly issued and outstanding, fully paid and non-assessable.

        I hereby consent to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                  Very truly yours,

                                  WENDY'S INTERNATIONAL, INC.

                                  /s/ Dana Klein

                                  Dana Klein
                                  Assistant General Counsel


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